Exhibit (d)(20)(i)

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to Investment Advisory Agreement (“Amendment No. 1”), dated as of August 1, 2004, between The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation (the “Manager”) and Franklin Advisers, Inc., a corporation organized under the laws of the State of California (“Adviser”), with respect to the AXA Premier Funds Trust.

The Manager and the Adviser agree to modify and amend the Investment Advisory Agreement (the “Agreement”) dated as of May 30, 2003 between them as follows:

1.	Appendix A. Appendix A to the Agreement, setting forth the Fund of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Fund, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth

FRANKLIN ADVISERS, INC.		THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

By:	/s/ Edward Jamieson	By:	/s/ Peter D. Noris
	Edward Jamieson		Peter D. Noris
	Executive Vice President		Executive Vice President

APPENDIX A

TO AMENDMENT NO. 1

TO INVESTMENT ADVISORY AGREEMENT

WITH

FRANKLIN ADVISERS, INC.

Fund	Annual Advisory Fee***

Small/Mid Cap Growth Portfolios, which shall consist of the following Allocated Portion and Other Allocated Portion** (collectively referred to as “Small/Mid Cap Growth Portfolios”):

AXA Premier Small/Mid Cap Growth Fund*

AXA Premier VIP Small/Mid Cap Growth Portfolio*

0.65% of the Franklin Allocated Portion’s average daily net assets up to and including $200 million; and 0.55% of the Franklin Allocated Portion’s average daily net assets in excess of $200 million.

*	Fee to be paid with respect to this Fund shall be based only on the portion of the Fund’s average daily net assets advised by the Adviser, which may be referred to as the “Franklin Allocated Portion.”

**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified “Small/Mid Cap Growth Portfolios.”

***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion, used in the fee calculation.